Exhibit 99.2
MEDOVEX CORP.

GOVERNANCE AND NOMINATION COMMITTEE CHARTER

I.	PURPOSE

To establish membership, meeting and responsibility requirements for the Governance and Nomination Committee of the Board of Directors of Medovex Corp. (the “Company”) in its efforts to assist the Board of Directors in fulfilling its responsibilities of:  (i) identifying individuals qualified to become directors and committee members; (ii) recommending director nominees to the Board of Directors; (iii) developing and recommending approval of policies and guidelines relating to, and generally overseeing matters of, corporate governance; and (iv) leading the Board of Directors in its annual review of the Board and its committees.

II.	MEMBERSHIP

A.
The Governance and Nomination Committee shall be comprised of a minimum of three directors, one of whom shall serve as chairman.  In the event of the death, resignation, removal or other inability of a member of the Governance and Nomination Committee to fulfill his or her duties, the Board of Directors shall appoint a successor to replace such member as promptly as reasonably practical.  No action taken by the Governance and Nomination Committee prior to such appointment shall be invalid because the Governance and Nomination Committee was comprised of fewer than three members at the time of such action, unless otherwise provided by law.

B.
All Governance and Nomination Committee members shall be independent as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) or such other exchange on which the Company may be listed, as may be amended from time to time.

C.
Governance and Nomination Committee members, including the chairman, shall be appointed at the annual meeting of the Board of Directors by a majority of the Board of Directors for one year terms.  Each member of the Governance and Nomination Committee shall serve until the earlier of his or her death, resignation, retirement or removal by the Board of Directors or until his or her successor shall be appointed.

D.	Compensation for Governance and Nomination Committee members shall be limited solely to director fees without any additional direct compensation from the Company.

III.	MEETINGS

A.
The Governance and Nomination Committee shall meet as many times during the fiscal year as deemed necessary to fulfill its responsibilities, but at a minimum shall hold at least three meetings each year.

B.	A majority of the members of the Governance and Nomination Committee shall constitute a quorum.

C.	The Governance and Nomination Committee may also conduct meetings by telephone conference calls, so long as each member can communicate with the other members.

D.
The Governance and Nomination Committee may form and delegate authority to one or more members of the Governance and Nomination Committee as deemed necessary to fulfill the Governance and Nomination Committee’s responsibilities.

E.	Information related to the agenda for each meeting shall be distributed to the Governance and Nomination Committee members prior to meetings to allow directors to prepare for the meetings.

F.	Minutes shall be maintained for all Governance and Nomination Committee meetings and the results reported to the Board of Directors.

IV.	RESPONSIBILITIES

A.
The Governance and Nomination Committee shall adopt and maintain a formal written charter that shall be approved by the Board of Directors and published on the Company’s website.  The Governance and Nomination Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for its approval.

B.	The Governance and Nomination Committee shall annually review its performance and report the results to the Board of Directors.

C.
The Governance and Nomination Committee shall have the authority to utilize reasonable amounts of time of the Company’s personnel and shall have the authority to retain independent consultants, outside legal counsel, outside accountants, and other advisors as it may deem appropriate to assist and advise it in connection with its responsibilities and to approve related fees and engagement terms.

D.
The Governance and Nomination Committee shall evaluate periodically and, when appropriate, make recommendations to the Board of Directors concerning the criteria for membership, the size and composition of the Board of Directors and its committees and the chairmanship of the Board of Directors and its committees.  The Governance and Nomination Committee shall also consider whether and how it takes into account diversity in identifying director nominees.

E.
Nominees for openings on the Board of Directors shall be reviewed, screened and, if appropriate, recommended, according to the nomination values listed in the Corporate Governance Guidelines, by the Governance and Nomination Committee to the Board of Directors for further consideration.

F.
The Governance and Nomination Committee shall review and evaluate suggestions concerning potential candidates for election to the Board of Directors, including self-nominations and nominations from shareholders and other third parties.

G.
The Governance and Nomination Committee shall recommend to the Board individuals to fill any vacancy that may occur from time to time on the Board of Directors and shall recommend to the Board of Directors the slate of nominees to be proposed for election to the Board of Directors at each annual meeting of shareholders.

H.	The Governance and Nomination Committee shall be responsible for administering the Company’s education requirements for new and existing directors.

I.
The Governance and Nomination Committee shall monitor and make recommendations to the Board of Directors regarding corporate governance matters, and shall develop and periodically assess the Company’s Corporate Governance Guidelines and recommend amendments as needed to the Board of Directors.

J.
The Governance and Nomination Committee shall annually review the performance of the Board of Directors, its committees and the chief executive officer, including through the use of self assessments in the discretion of such Committee, and report its findings to the Board of Directors, including recommendations as needed.

K.
The Governance and Nomination Committee shall be responsible for overseeing the Company’s overall ethics and business conduct, including the Company’s Code of Business Conduct and management’s compliance with the Code of Business Conduct.  The Governance and Nomination Committee shall review the Code of Business Conduct on an annual basis and recommend amendments as needed to the Board of Directors.

L.	The Governance and Nomination Committee shall periodically assess the adequacy of the Company’s directors and officers liability insurance coverage.

M.
The Governance and Nomination Committee, in conjunction with the Company’s Chief Executive Officer, is responsible for establishing and conducting orientation programs for new directors.  Such orientation programs, which shall be evaluated periodically and revised as appropriate, shall be designed to familiarize new directors with the Company’s businesses, strategies and challenges and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities.

N.
The Governance and Nomination Committee shall periodically consider (i) whether to require all non-employee directors to own and hold a specific monetary amount or number of shares of the Company’s common stock while serving as a director of the Company, and (ii) if such ownership levels are imposed, the amount of time that such directors or new non-employee directors would be given to acquire such ownership.

O.
The Governance and Nomination Committee shall, in uncontested elections of directors where any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election and in accordance with the Company’s Corporate Governance Guidelines, (i) promptly consider such director nominee’s offer to resign and (ii) recommend to the Board of Directors whether to accept or reject such resignation.

P.	The Governance and Nomination Committee shall review all charitable contributions made by the Company at least annually.

Q.	The Chairman of the Board and the Chief Executive Officer shall consult with Chairman of the Governance and Nomination Committee in the scheduling of Board meetings and the setting of meeting agendas.

R.
The Governance and Nomination Committee shall have the authority to perform any other activities consistent with this charter, the Company’s bylaws, any guidelines or other policies adopted by the Board of Directors from time to time, and applicable law as the Governance and Nomination Committee or the Board of Directors deems necessary or appropriate.